Exhibit 99.1

October 28, 2008

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover	Michael Halloran
	Chairman and CEO	Vice President and CFO
	(801) 365-2800	(801) 365-2854

SONIC INNOVATIONS ANNOUNCES RESULTS FOR THIRD QUARTER 2008

Record Third Quarter Sales

Salt Lake City, Utah, October 28, 2008 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the third quarter ended September 30, 2008.

Third quarter highlights:

•	Achieved record third quarter sales from continuing operations of $31.3 million and realized 4.3 percent sales growth compared to third quarter 2007.

•	Launched three new products to further strengthen our product lineup.

•	Substantially completed the consolidation of European operations.

“In the third quarter of 2008, we launched three new products including two at the lower end of the price spectrum, which should drive our sales in a soft economy,” said Sam Westover, Chairman and CEO. “Our consolidation activities are virtually completed in Europe and we are seeing improved performance from these efforts.”

Record third quarter 2008 net sales from continuing operations of $31.3 million were 4.3 percent higher than third quarter 2007 sales of $30.0 million. North American sales of $11.9 million in the third quarter 2008 decreased 5.4 percent from 2007. European sales of $11.7 million in the third quarter 2008 increased 8.9 percent from 2007. Rest-of-world sales of $7.7 million in the third quarter 2008 were up 15.2 percent from 2007.

Net sales from continuing operations of $97.6 million for the nine months ended September 30, 2008 increased 12.0 percent over the same period in 2007. Net sales increased by 2.3 percent in North America, 13.8 percent in Europe and 27.7 percent for rest-of-world for the first nine months of 2008 compared to 2007.

Gross profit from continuing operations of $20.1 million in the third quarter 2008 increased 6.5 percent from 2007. Gross margin from continuing operations for the third quarter was 64.3 percent in 2008 compared to last year’s third quarter level of 62.9 percent as a result of cost reductions in manufacturing, distribution activities, lower warranty costs, and changes in foreign currency exchange rates.

The Company’s gross profit from continuing operations increased to 63.5 percent for the nine months ended September 30, 2008 from 62.8 percent for the same nine months of 2007.

Selling, general and administrative expense as a percentage of net sales from continuing operations increased from 54.4 percent in the third quarter 2007 to 57.5 percent in the third quarter 2008 as a result of retail acquisitions and changes in foreign currency exchange rates. Research and development expense in the third quarter 2008 of $2.0 million was down $0.1 million from $2.1 million in the prior year.

The Company expects that consolidation activities will result in total restructuring charges of approximately $2.5 million in non-cash charges and $2.4 million in cash charges in 2008. Restructuring charges from continuing operations are expected to be $0.3 million and $2.3 million in non-cash and cash charges, respectively. For the third quarter of 2008, the Company recorded total restructuring charges of $0.4 million, or $0.01 per share, and $4.1 million, or $0.15 per share, on a year-to-date basis. In the third quarter of 2008, the Company recorded restructuring charges from continuing operations of $0.2 million, or $0.01 per share, and $1.6 million, or $0.06 per share, on a year-to-date basis.

Income from continuing operations for the third quarter of 2008 was $0.6 million, or $0.02 per share, compared to income $0.7 million, or $0.03 per share, for the third quarter 2007.

The year-to-date loss from continuing operations for the nine months ended September 30, 2008 was $0.5 million, or $0.02 per share, as compared with income from continuing operations of $1.1 million or $0.04 per share, for the nine months ended September 30, 2007.

During the third quarter 2008, the Company recognized a tax benefit on the reversal of a deferred tax asset valuation allowance of $1.3 million related to its Australian operation.

In the third quarter 2008, the Company closed one of its European operations and sold another operation in Europe as part of the consolidation efforts. These units have been classified as discontinued operations for the three and nine months ended September 30, 2008, and 2007, respectively.

As of September 30, 2008, the Company had cash and cash equivalents of $13.6 million and an available line of credit of $6.0 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release contains “forward-looking statements” as defined under securities laws including, (i) our expectation that our consolidation efforts will improve our earnings growth going forward. Actual results may differ materially and adversely from those described herein depending on a number of factors but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may poorly operate newly acquired businesses; our consolidation initiative may not produce the cost savings or may take longer or be more difficult than we anticipate; our consolidation initiative may divert a significant amount of management’s resources and attention away from other matters or may adversely affect other segments of our business; our new products may not increase sales; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

This press release contains two non-GAAP (“Generally Accepted Accounting Principles”) financial measures (“EBITDA” and “INCOME (LOSS) FROM CONTINUING OPERATIONS TO NON-GAAP ADJUSTED INCOME FROM CONTINUING OPERATIONS”). We believe the inclusion of such non-GAAP financial measure improves the transparency of our disclosure. We have provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Tuesday, October 28, 2008 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (866) 831-6243, or (617) 213-8855 outside the U.S., and use participant passcode: 45891062. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please dial (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 10789169 (available through October 31, 2008, midnight), or access the playback through our website.

SONIC INNOVATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net sales	$31,311	$30,021	$97,598	$87,154
Cost of sales	11,193	11,138	35,581	32,390

Gross profit	20,118	18,883	62,017	54,764
Selling, general and administrative expense	18,013	16,340	55,013	47,215
Research and development expense	2,005	2,108	6,387	6,572
Restructuring charges	232	—	1,561	—

Operating income (loss)	(132)	435	(944)	977
Other income (expense), net	(137)	385	110	715

Income (loss) before income taxes	(269)	820	(834)	1,692
Provision (credit) for income taxes	(910)	95	(321)	641

Income (loss) from continuing operations	641	725	(513)	1,051
Income (loss) from discontinued operations, net of income taxes	(344)	(244)	(3,724)	(433)

Net income (loss)	$297	$481	$(4,237)	$618

Basic income (loss) per common share:
Continuing operations	$0.02	$0.03	$(0.02)	$0.04
Discontinued operations	(0.01)	(0.01)	(0.14)	(0.02)

Net income (loss)	$0.01	$0.02	$(0.16)	$0.02

Diluted income (loss) per common share:
Continuing operations	$0.02	$0.03	$(0.02)	$0.04
Discontinued operations	(0.01)	(0.01)	(0.14)	(0.02)

Net income (loss)	$0.01	$0.02	$(0.16)	$0.02

Weighted average number of common shares outstanding:
Basic	27,489	26,721	27,226	26,436

Diluted	27,541	27,726	27,226	27,492

SONIC INNOVATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	September 30, 2008	December 31, 2007
Assets:

Cash and cash equivalents	$13,595	$20,684
Accounts receivable	20,338	21,996
Inventories	10,881	13,451
Property and equipment	7,197	8,267
Goodwill and intangibles	55,835	52,837
Other assets	8,320	6,466

Total assets	$116,166	$123,701

Liabilities:

Accounts payable and accrued liabilities	$23,756	$26,546
Loans payable	7,953	10,820
Deferred revenue	10,294	10,102

Total liabilities	42,003	47,468

Shareholders’ equity:

Common stock	29	28
Additional paid-in capital	143,479	139,853
Accumulated deficit	(75,505)	(71,268)
Other	6,160	7,620

Total shareholders’ equity	74,163	76,233

Total liabilities and shareholders’ equity	$116,166	$123,701

SONIC INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF NET SALES INFORMATION

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Hearing aids:
North America	$11,899	$12,578	$36,131	$35,314
Europe	11,726	10,769	38,557	33,896
Rest-of-world	7,686	6,674	22,910	17,944

Total	$31,311	$30,021	$97,598	$87,154

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”) (in thousands) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Income (loss) from continuing operations	$641	$725	$(513)	$1,051
Add back (deduct):
Interest (income) expense, net	72	(83)	107	(329)
Taxes	(910)	95	(321)	641
Depreciation and amortization	1,272	1,113	3,758	3,119

EBITDA	$1,075	$1,850	$3,031	$4,482

INCOME (LOSS) FROM CONTINUING OPERATIONS TO NON-GAAP ADJUSTED INCOME FROM CONTINUING OPERATIONS (in thousands) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Income (loss) from continuing operations	$641	$725	$(513)	$1,051
Add back (deduct):
Restructuring charges	232	—	1,561	—
Restructured operations (1)	(79)	521	951	692

Adjusted income from continuing operations	$794	$1,246	$1,999	$1,743

(1)	The restructured operations include two European locations subject to the Company’s consolidation efforts.